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                                                                   Exhibit 10.19


March 1, 1999

Mr. Michael J. Rovner

Dear Mr. Rovner:

Mission Critical Software, Inc. ("MSC") is pleased to offer you the position of Director reporting to Mike Bennett. The following sets forth your compensation package.

 .  Your base salary will be at an annual rate of $115,000.

 . You will also be eligible for $30,000 annual bonus, payable quarterly as defined in the Executive Bonus Plan, based upon achievement of the approved operating plan.

 . Subject to MCS' Board of Directors approval, upon your acceptance of this offer of employment, you will be granted options of 25,000 shares of MCS' common stock. The exercise price will be set at the next Board of Directors meeting. The options will vest 25% at the end of twelve (12) months' employment and monthly thereafter for the following three (3) years.

 . If you are terminated without cause as a result of a merger or acquisition of MCS during the first twelve (12) months of employment, 25% of your options will vest and you will receive a severance payment equivalent to six (6) months' base salary.

 . Benefits include Company paid health and life insurance and you will receive fifteen (15) vacation days per year.


Employment with MCS is continent upon your agreeing to and signing our Employment Agreement. MCS is an "at will" employer. You will receive a copy tailored to your position on your first day of employment.

This offer is remains open until March 3, 1999 and I would like your March 22, 1999. Please indicate your acceptance of this offer by signing below and returning this letter to Steve Odom. If you have any questions, please feel free to call me at 713-548-1700. We look forward to having you on our team.

Sincerely,

MISSION CRITICAL SOFTWARE, INC.       EMPLOYMENT OFFER ACCEPTED BY:

/s/ Michael Bennett                   /s/  M.J. Rovner
--------------------------------      ------------------------------------
                                      Name


Michael Bennett                       March 2, 1999
President & CEO                       ------------------------------------
                                      Date

                                      March 24, 1999
                                      ------------------------------------
                                      Starting Date